EXHIBIT 32

In connection with the Quarterly Report of Solar Quartz Technologies Corporation (the “Company”) on Form 10-Q for the period ending March 31, 2016 as filed with the Securities and Exchange Commission (the “Report”), Warren Dillard, the Principal Executive and Financial Officer of the Company, certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of his knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects the financial condition and results of operations of the Company.

Date: January 17, 2018	By:	/s/ Warren M. Dillard
Warren M. Dillard,
Chief Executive and Financial Officer